SECURED PROMISSORY NOTE

US$8,000,000

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, Snow Lake Investments (US) Ltd., a Delaware corporation (the "**Maker**"), hereby promises to pay to the order of Kadmos Energy Services LLC, a Delaware limited liability company (the "**Company**"), or its assigns, the principal amount of Eight Million United States Dollars (US$8,000,000) (the "**Loan**"), as provided in this Secured Promissory Note (as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms, the "**Note**"). Maker shall pay the Loan or any portion thereof in either cash or fully registered, freely tradable common shares of Snow Lake Resources Ltd., a Manitoba corporation ("**Parent**"). The form of payment shall be at Maker's sole option and absolute discretion.

1. Definitions. Capitalized terms used herein (including the Schedule attached hereto) shall have the meanings set forth in this Section 1.

"**Business Day**" means a day other than a Saturday, Sunday, or other day on which commercial banks in the City of New York or the City of Toronto are authorized or required by law to close.

"**Company**" has the meaning set forth in the introductory paragraph.

"**Event of Default**" has the meaning set forth in Section 5.

"**Governmental Authority**" means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal, or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of, or pertaining to, government (including any foreign government such as Canada).

"**Law**" as to any Person, means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"**Loan**" has the meaning set forth in the introductory paragraph.

"**Maker**" has the meaning set forth in the introductory paragraph.

"**Note**" has the meaning set forth in the introductory paragraph.

"**Payment Amount**" shall mean each payment amount due from Maker to the Company as provided for in Schedule 1.

"**Payment Date**" shall mean the date that each Payment Amount is due from Maker to the Company as provided for in Schedule 1.

"**Parent**" has the meaning set forth in the introductory paragraph.

"**Parent Shares**" means the common shares of Parent, no par value.

"**Parties**" means the Company or its assigns, together with the Maker.

"**Person**" means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority, or other entity.

"**True-Up Adjustment**" has the meaning set forth on Schedule 1.

"**VWAP**" means volume weighted average closing price.

2. Payment Amount and Payment Dates; Optional Prepayments; Pledge Agreement.

2.1 Payment Amount and Payment Date. The Loan shall be payable in accordance with each Payment Amount and each Payment Date reflected on the Payment Schedule set forth on Schedule 1. All payments under this Note shall be made in the form of cash or Parent Shares, the choice of form of payment of which shall be at the sole option and absolute discretion of Maker.

2.2 Optional Prepayment. The Maker may prepay the Loan in whole or in part at any time or from time to time.

2.3 Pledge Agreement. Payment of this Note is secured pursuant to the terms of a Unit Pledge Agreement, dated as of the date hereof (the "**Pledge Agreement**"), by and between the Maker and the Company, reference to which is made for a description of the collateral provided therein and the rights of the Company and any other holder of this Note in respect of such collateral, and the terms of which are incorporated herein by reference.

3. Payment Mechanics.

3.1 Manner of Payment. Maker shall notify the Company, in writing, of Maker's choice of the form of payment at least two (2) Business Days prior to date on which such payment is due. All payments shall be made (i) if payment is being made in cash, in lawful money of the United States of America no later than 2:00 p.m. Eastern Standard Time on the date on which such payment is due by wire transfer of immediately available funds to the Company's account at a bank specified by the Company in writing to the Maker from time to time or (ii) if payment is being made in Parent Shares, by the issuance of the applicable number of Parent Shares by 5:00 p.m. Eastern Standard Time on the date on which such payment is due.

3.2 Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

4. Representations and Warranties. The Maker hereby represents and warrants to the Company on the date hereof as follows:

4.1 Existence. The Maker is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2 Power and Authority. The Maker has the requisite power and authority, and the legal right, to execute and deliver this Note and to perform its obligations hereunder.

4.3 Authorization; Execution and Delivery. The execution and delivery of this Note by the Maker and the performance of its obligations hereunder have been duly authorized by all necessary limited liability company action in accordance with all applicable Laws. The Maker has duly executed and delivered this Note.

4.4 No Approvals. No consent or authorization of, filing with, notice to, or other act by, or in respect of, any Governmental Authority or any other Person is required in order for the Maker to execute, deliver, or perform any of its obligations under this Note.

4.5 No Violations. The execution and delivery of this Note and the consummation by the Maker of the transactions contemplated hereby do not and will not (a) violate any Law applicable to the Maker or by which any of its properties or assets may be bound; or (b) constitute a default under any material agreement or contract by which the Maker may be bound.

4.6 Enforceability. The Note is a valid, legal, and binding obligation of the Maker, enforceable against the Maker in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.7 Issuance of Parent Shares. All Parent Shares issued as payment under this Note will, upon issuance, be duly authorized, fully paid, nonassessable, unencumbered, fully registered for trading on NASDAQ or such other securities exchange on which the Parent Shares are then traded, and freely tradeable.

5. Events of Default. The occurrence of any of the following shall constitute an Event of Default hereunder:

5.1 Failure to Pay. The Maker fails to pay any amount of the Loan when due and such failure continues for ten (10) Business Days.

5.2 Breach of Representations and Warranties. Any representation or warranty made by the Maker to the Company herein is incorrect in any material respect on the date as of which such representation or warranty was made.

6. Remedy. Upon the occurrence of an Event of Default, the Company's sole remedy shall be as set forth in the Pledge Agreement.

7. Miscellaneous.

7.1 Notices.

(a) All notices and other communications provided for herein shall be made in writing and mailed by certified or registered mail, delivered by hand or overnight courier service, or sent by facsimile or email, and all notices and other communications expressly permitted to be given by telephone shall be made to the applicable phone number, in each case as follows:

If to the Company:

Kadmos Energy Services LLC
c/o Exodys Energy Inc
115 Broadway, 5th Floor
New York, NY 10006
Email: cperez@exodysenergy.com
Attention: Carl Perez

If to the Maker:

Snow Lake Investments (US) Ltd.
c/o Snow Lake Resources Ltd.
360 Main St., 30th Floor
Winnipeg, Manitoba, Canada, R3C 4G1
Email: fw@snowlakelithium.com
Attention: Frank Wheatley

(b) Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient's normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient's business on the next business day); and (iii) sent by email shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email, or other written acknowledgment).

7.2 Governing Law. This Note and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Note, and the transactions contemplated hereby, shall be governed by the laws of the State of Delaware, without regard to any conflict of law provisions thereof.

7.3 Submission to Jurisdiction. The Maker hereby irrevocably and unconditionally (i) agrees that any legal action, suit, or proceeding arising out of or relating to this Note may be brought in the courts of the State of Delaware and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit, or proceeding.

7.4 Venue. The Maker irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in Section 7.3 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

7.5 Waiver of Jury Trial. THE MAKER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS

CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.

7.6 Integration. This Note, the Pledge Agreement, and the Subscription Agreement constitute the entire contract between the Parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto.

7.7 Successors and Assigns. This Note may not be assigned, transferred, or negotiated by any Party, without the prior written consent of the other Party. This Note shall inure to the benefit of and be binding upon the Parties and their permitted assigns.

7.8 Amendments and Waivers. No term of this Note may be waived, modified, or amended except by an instrument in writing signed by both of the Parties. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

7.9 Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.

7.10 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Company, of any right, remedy, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

7.11 Severability. If any term or provision of this Note is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Maker has executed this Note as of October 17, 2025.

SNOW LAKE INVESTMENTS (US) LTD.

By: Frank Wheatley

Name: Frank Wheatley

Title: Chief Executive Officer

SCHEDULE 1

Payments on the Loan[1]

Payment Date	Payment Amount
6 month Anniversary	At Maker's sole option and absolute discretion, either (i) cash in the amount of US$1,500,000 or (ii) the number of Parent Shares obtained by dividing US$1,500,000 by the 10-day VWAP of Parent Shares as of the date of the issuance of such Parent Shares, subject to any True-Up Adjustment.
First Anniversary	At Maker's sole option and absolute discretion, either (i) cash in the amount of US$1,500,000 or (ii) the number of Parent Shares obtained by dividing US$1,500,000 by the 10-day VWAP of Parent Shares as of the date of the issuance of such Parent Shares, subject to any True-Up Adjustment.
15 month Anniversary	At Maker's sole option and absolute discretion, either (i) cash in the amount of US$1,500,000 or (ii) the number of Parent Shares obtained by dividing US$1,500,000 by the 10-day VWAP of Parent Shares as of the date of the issuance of such Parent Shares, subject to any True-Up Adjustment.
18 month Anniversary	At Maker's sole option and absolute discretion, either (i) cash in the amount of US$1,000,000 or (ii) the number of Parent Shares obtained by dividing US$1,000,000 by the 10-day VWAP of Parent Shares as of the date of the issuance of such Parent Shares, subject to any True-Up Adjustment.
21 month Anniversary	At Maker's sole option and absolute discretion, either (i) cash in the amount of US$1,500,000 or (ii) the number of Parent Shares obtained by dividing US$1,500,000 by the 10-day VWAP of Parent Shares as of the date of the issuance of such Parent Shares, subject to any True-Up Adjustment.

[1] NTD: References to months will be replaced with actual dates.

24 month Anniversary	At Maker's sole option and absolute discretion, either (i) cash in the amount of US$1,000,000 or (ii) the number of Parent Shares obtained by dividing US$1,000,000 by the 10-day VWAP of Parent Shares as of the date of the issuance of such Parent Shares, subject to any True-Up Adjustment.
Total	**US$8,000,000 (in cash and/or Parent Shares, , subject to any True-Up Adjustment)**

True-Up Adjustments. To the extent Parent Shares are used for a Payment Amount, it is the intention of the Company and the Maker that the Net Proceeds shall have a value which equals each corresponding Payment Amount. The Company will notify the Maker within five (5) Business Days if the Net Proceeds are less than corresponding Payment Amount and thereafter, Maker shall have five (5) Business Days to provide a cash payment, in lawful money of the United States of America, due no later than 2:00 p.m. Eastern Standard Time on the date on which such payment is due by wire transfer of immediately available funds to the Company's account at a bank specified by the Company in writing to the Maker from time to time (each, a "True-Up Adjustment").

In the event the Net Proceeds exceed a Payment Amount, the difference shall be applied to the next Payment Amount or, if the Note is paid in full, returned to Maker.

For the purposes of this Agreement, "Net Proceeds" shall mean the actual amount of cash received by the Company after the sale of Parent Shares after deducting all related costs and expenses, including taxes.